UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
June 6, 2006
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
     Finisar Corporation (the “Company”) filed a current report on Form 8-K dated June 6, 2006 (the “Form 8-K”) to report changes in the compensation of the Company’s executive officers and directors for fiscal 2007. In the description of the compensation to be paid to directors set forth in the Form 8-K, the amounts of the retainers to be paid to members of committees and the chairmen of committees of the board of directors were transposed. This amendment to Form 8-K is being filed to correct the description of the compensation to be paid to the Company’s directors in fiscal 2007. The revised description of director compensation for fiscal 2007 is set forth in its entirety below; the remainder of the matters disclosed in the Form 8-K as originally filed is unchanged.
Item 1.01 Entry into a Material Definitive Agreement.
Director Compensation
     On June 6, 2006, the Board, on the recommendation of the Nominating and Corporate Governance Committee of the Board, revised the cash compensation for non-employee directors for fiscal 2007. Each non-employee director will receive an annual retainer of $30,000, $2,000 for attendance in person at each meeting of the Board or committee (with meetings of the Board and all committees held within any 24 hour period considered to be a single meeting) and $500 for attendance at such meetings via telephone. In addition, members of the Audit Committee will receive an annual retainer of $5,000, the Chairman of the Audit Committee will receive $10,000 for annual service in such capacity, members of the Compensation Committee and the Nominating and Corporate Governance Committee will receive an annual retainer of $2,500, and the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee will each receive $5,000 for annual service in such capacity. Non-employee directors will continue to be reimbursed for reasonable out-of-pocket expenses incurred in attending Board or committee meetings. Finally, non-employee directors will continue to be eligible for stock options.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 23, 2006

Finisar Corporation

By:	/s/ Stephen K. Workman

Stephen K. Workman Senior Vice President, Finance, Chief Financial Officer and Secretary

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